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                                  EXHIBIT 99.1

                                  PRESS RELEASE

   ECHOPASS CORPORATION CLOSES $22.7 MILLION IN FIRST ROUND FUNDING; COMPLETES
                             TRANSACTIONS WITH SENTO

EchoPass to Accelerate Investment in Sales, Marketing, R&D, and Construction of Multiple DataComm Facilities

AMERICAN FORK, UTAH, MARCH 2, 2000 -- EchoPass Corporation (www.echopass.com), an ASP company offering an integrated Internet and telephone customer service communication solution, today announced its completion of venture capital financing totaling $22.7 million. New Enterprise Associates (NEA) and Canaan Partners, two top tier venture capital firms, participated in the first round of funding. Additional funding is expected to close before March 15, 2000

In addition, Sento Corporation (Nasdaq: SNTO - NEWS), has completed the technology and asset transactions to EchoPass. Sento will retain approximately 26% ownership of EchoPass Corporation and receive a cash payment of approximately $1.1 million from EchoPass.

Sento also has obtained a Fairness Opinion from Alliant Partners, a financial advisory firm for high technology companies, for the asset and technology transactions between Sento and EchoPass. The Fairness Opinion concludes that the asset and technology contribution made by Sento to EchoPass is fair, from a financial point of view, to the shareholders of Sento Corporation.

In conjunction with the financing, NEA's general partner Ron H. Kase and Canaan Partner's general partner John V. Balen, have joined the EchoPass board of directors. Both possess a track record of building successful Internet infrastructure companies.

"This investment will enable EchoPass to penetrate the customer service market at an even greater pace," said Arthur Coombs CEO of Sento. "I'm delighted to be working with NEA and Canaan Partners and welcome them to the team. The strength of our partners and financing is indicative of the dependable, state-of-the-art customer service communication solution that EchoPass provides." "EchoPass is well positioned to capture a significant share of the customer service market," said Ron Kase General partner of New Enterprise Associates. "Their solution was not built in the vacuum of a garage, but a solution in the making for over two years supporting leading, high technology Fortune 1000 companies. The management team comes from a diverse customer support background experienced with such companies as Microsoft, Gateway Computers, Hewlett Packard, Novell, and Network Associates, Inc."

EchoPass Corporation delivers to client companies the latest in customer care capabilities including, telephone and Internet calls, e-mail, Web text chat, Web call backs, browser collaboration, voicemail, and fax. EchoPass' solution is designed to direct incoming interactions to the right client company's agent at the right time with skills-based routing and customer data screen pops, enabling immediate and accurate customer care. EchoPass is an application service provider (ASP) that will host, configure and maintain backend infrastructures at their datacomm facilities. These facilities permit client companies access to all communication capabilities through standard Web browsers. Once implemented, companies will be charged based on usage, eliminating the need to undertake costly build-outs of their own infrastructure and to hire and train additional IT staff to manage these critical business applications.

About New Enterprise Associates

New Enterprise Associates (NEA), formed in 1978, is one of the industry's premier venture capital firms. NEA invests in early-stage, high technology companies and teams with management to build companies of lasting value.

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More than 100 NEA companies have gone public in the Internet infrastructure, information technology and health care industries. For more information, please visit www.nea.com.

About Canaan Partners

Canaan Partners (www.canaan.com) is a national venture capital investment firm formed in 1987. Canaan specializes in startup and emerging-growth companies in information technology and services, as well as health care and financial services.

About Sento

Sento Corporation provides technical services for organizations using Windows NT and UNIX client-server computing environments. These services include, Contract Technical Support, Help Desk Services, Technical Training and Education. Sento conducts its business through its operating divisions including Sento Training and Sento Technical Services. For more information, visit Sento's home page at www.sento.com.


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Statements in this press release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Sento's beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," and "likely" also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Sento as of such date. Sento assumes no obligation to update any forward-looking statement. Actual results could differ materially from those anticipated for a number of reasons, including, among others, the failure of Sento and EchoPass to complete the pending and proposed transactions between themselves and third parties, demands associated with Sento's redirected strategy to develop and market new and additional information technology services and products, uncertainties and expenses resulting from the implementation of Sento's efforts to identify, acquire and integrate additional businesses, unavailability of capital to fund Sento's growth strategy and acquisition plans, the highly competitive environment faced by information technology businesses, a downturn in the market for hardware and/or software products, economic fluctuations and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause actual results to differ from the Company's current expectations are contained in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-KSB.